Exhibit 10.51

Rentar Logic, Inc.
Shareholders Agreement

A binding SHAREHOLDERS AGREEMENT (“Agreement”) made and entered into as of this 4 day of June, 2008 by and among the undersigned shareholders of Rentar Logic, Inc., a Delaware corporation [“Company” or “Rentar Logic”], Rentar Environmental Solutions, Inc., a Delaware corporation [“Rentar”], and NuState Energy Holdings, a Nevada corporation [“NuState”] (collectively “Shareholders” and each, individually, “Shareholder”).

W I T N E S S E T H :

WHEREAS, the Shareholders are the legal and beneficial owners of the number of shares of capital stock of Rentar Logic shown opposite their names on Schedule “A” to this Agreement;

WHEREAS, Rentar Logic intends to, among other things, develop a full and complete business activity to develop, market, and sell the products and services of Rentar Logic and to bundle the Rentar Fuel Catalyst, and other Rentar products with Rentar Logic Intellectual Property, and services and to sell and support products and services as a group;

WHEREAS, the Shareholders desire to provide for certain restrictions to the voting of, and transfer of the shares of Rentar Logic and held by each Shareholder;

WHEREAS, Rentar and NuState entered into that certain April 10, 2008 Software Transaction Agreement providing for the creation of Rentar Logic, Inc. which by this agreement and related agreements owns all of the Intellectual Property previously owned by NuState Energy, Inc. plus all software applications developed by Rentar Logic;

WHEREAS, Rentar, NuState, and Rentar Logic entered into that certain June 4, 2008 Capital Contribution Agreement;

WHEREAS, the Shareholders desire to stipulate the provisions which shall govern and control their relationship with Company and with each other in connection with the business of the Company and the Transfer of Shares of the Company;

WHEREAS, a Voting Trust Agreement (“Voting Trust”) was entered into as of June 4, 2008 between the undersigned Shareholders of the Company and this Agreement provides certain restrictions on the transfer of the Voting Trust Certificates;

NOW, THEREFORE, in consideration of the premises and mutual covenants and conditions herein contained, the parties agree as follows:

1.  Recitals. Recitals stated above are true and correct and incorporated into the main part of this Agreement.

2. The Business of Company. The business of the Company is to (i) develop a full and complete business activity to develop, market, and sell the products and services of Rentar Logic; and (ii) to bundle the Rentar Fuel Catalyst and other Rentar products with the Rentar Logic Intellectual Property, and services and to sell and support the products and services as provided in the April 10, 2008 Software Transaction Agreement entered into by and between NuState and Rentar.

3. Shares of Rentar Logic. The Parties to this Agreement irrevocably agree that each of the share certificates of each shareholder in Rentar Logic as identified in Schedule “A”, as updated from time to time as provided in this Agreement shall be subject to the terms and conditions of this Agreement

4.  Agreement to Vote Shares. The Parties to this Agreement irrevocably agree that each of the certificates issued pursuant to the June __, 2008 Voting Trust Agreement are subject to certain terms and conditions of this Agreement.

5.  Restrictions on Transfer of Stock of Company and/or Voting Trust Certificates. Rentar and NuState agree that NuState shall not at any time during the existence of this Agreement, directly or indirectly, sell, assign, transfer, pledge, hypothecate, encumber in any manner whatsoever, or otherwise dispose of, encumber, subject to lien, or claim of action, or as collateral ("Transfer") all or any part of the shares of stock in Company or any Trust Certificates, now owned by NuState, without first obtaining the written consent of Company.

6.  Voluntary Transfer of Stock of Company or Trust Certificates. Shares and/or Trust Certificates of Rentar Logic held (legally or beneficially) by a signatory to this Agreement may only be transferred as follows, after written notice to the other Shareholder:

(a)  Notwithstanding any other provision herein, each of Rentar and/or NuState may sell its shares and/or Trust Certificates to the other Shareholder on such terms and conditions as that Shareholder may agree.

(b)  Rentar shall have the right of first refusal to acquire the shares and/or Trust Certificates of Rentar Logic owned by NuState.

(c)  This Company and the resulting new shareholders or certificates holders shall be bound by all terms and conditions of the Agreement as to the newly issued share certificates and/or trust certificates which shall be recorded and reflected on an amended Schedule A of this Agreement. Each subscribing shareholder shall sign the amended Schedule A. If the receiving person refuses to sign the amendment to Schedule A of this Agreement, the Company shall have no obligation to transfer the shares or certificates and no effective transfer (legal or beneficial) shall have occurred.

7. Endorsement on Company Stock Certificates or Trust Certificates. Simultaneously with the execution of this Agreement the following endorsement shall be placed on the face of each stock certificate and voting trust certificate of Company:

The voluntary or involuntary transfer or encumbrance of this certificate is subject to the terms and conditions of an Agreement, dated the____ day of ____________________, 2008 and a Voting Trust Agreement dated as of June __, 2008 by and between the holder of the certificate, Rentar Logic, Inc., and its Shareholders a copy of which Agreement is on file in the office of the Secretary of the Company.

Upon the termination of this Agreement, such certificates shall be surrendered to the Company and new certificates without the foregoing endorsement shall be issued in lieu thereof. So long as this Agreement is in effect, all certificates issued shall be so stamped.

8.  Right of Preemption of Company. The Shareholders as set forth in Schedule A shall have seven days from the date of notice to exercise their right of preemption to purchase any additional stock offered for sale by Company. All new shares shall be subject to and covered by the June 4, 2008 Voting Trust Agreement. If any Shareholder elects not to exercise such right or fails to exercise such right of preemption, the shares offered shall be divided pro rata among the electing shareholders. The subscription price of the additional stock offered shall be set by the Board of Directors under the terms and conditions it deems appropriate under the then circumstances. This right and the resulting shares of the Company are non-transferable.

9. New Shareholders of Company. Any transferee acquiring any equity or equity type interest (including trust certificates) in Company shall be bound by all of the terms and conditions of this Agreement, whether or not the person executes a copy of this Agreement. Such transferee shall sign a counterpart of this Agreement. If such request is made, no distributions shall be made to such transferee until a counterpart of this Agreement is so executed. At the request of any Shareholder after the transfer, the Company can refuse to record and/or recognize any transfer of Shares or Voting Certificates of the Company unless such Transfer is consistent with all terms and conditions of this Agreement.

10.  Special Rules Governing the Board of Directors of Company. The Shareholders agree that the Board of Directors of Company shall be governed at all times by the following special rules:

(a)  All decisions of the Board of Directors of the Company shall be by majority vote of the total number of directors. A director may attend any meeting of the Company by telephone or be physically present but not by proxy.

(b)  The Shareholders of the Company agree to elect to the Board of Directors three people designated by Rentar and two people designated by NuState, each year so long as each of those persons continues to be a Shareholder and has not caused a material breach of this Agreement with respect to the Transfer of the Shares of the Company.

( c )  The Shareholders agree that the Company and/or its Directors are authorized to sign corporate documents on their behalf after first being duly instructed to do by each Shareholder.

11.  Other Provisions. (a) This Agreement constitutes the entire Agreement and any prior discussions, arrangement or agreement shall be agreed to be merged into this Agreement; provided, however, the April 10, 2008 Software Transaction Agreement entered into by and between NuState and Rentar and the June 4, 2008 Voting Trust Agreement shall continue in full force and effect.

(b)  This Agreement shall terminate only upon the occurrence of any of the following events: (1) A written agreement signed by the Shareholders and Company to that effect; a change of the company from private to public, after so being agreed and resolved by the Shareholders and Directors, and (3) the bankruptcy, insolvency, or dissolution of the Company.

(c)  (i) All notices to be given under this Agreement shall be hand-delivered, sent postage pre-paid, return-receipt requested, by registered mail, or by confirmed telefax, (i) NuState Energy Holdings, Inc.; c/o Richard Hersh, acting Chairman of the Board, 902 Clint Moore Rd, Boca Raton, FL 33478, Telefax; 561-922-5156; Rentar Environmental Solutions, Inc., 11586 Pierson Road, West Palm Beach, FL 33414 ; and Rentar Logic, Inc.; 11586 Pierson Road, West Palm Beach, FL 33414.

(ii) Any party from time to time may change his address to which notice is to be sent by sending a notice of such change in conformity with the foregoing requirements to the other parties.

(d) Any Transfer or attempt to Transfer any shares of stock or voting certificates of Company by NuState, in violation of the terms and conditions of this Agreement, shall be void and invalid and the transferee or attempted beneficiary thereof shall not be deemed to be the holder of such shares or entitled to any of the rights represented by such shares. Company shall not transfer any such shares on its books to the purported transferee or beneficiary which is not consistent with the terms and conditions of this Agreement.

(e)  This Agreement shall be binding upon and shall inure to the benefit of all the parties, and their legal representatives, trustees, guardians, successors, assigns, and successors in interest.

(f)  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, and the venue shall be in Miami-Dade County, Florida.

(g)  If any provision of this Agreement is held to be void or unenforceable, all other provisions shall nevertheless continue in full force and effect. If any person not a signatory to this Agreement shall be held not bound by the terms and provisions hereof, all other persons who are parties to this Agreement, their successors and assigns, shall nevertheless be and continue to be bound.

(h)  The signatories to this Agreement irrevocably stipulate that any dispute with respect to this Agreement, the rights and obligations of any Shareholder of Rentar Logic, Inc., Rentar, and/or NuState bound by this Agreement and/or Shareholder of this Company shall be resolved exclusively in a state or federal court in Miami, Dade County, Florida, U.S.A. Each signator to this Agreement irrevocably agrees that service of process on the signator by certified mail, hand delivery or via telefax as provided in this Agreement shall constitute valid service of process on the signator. Each signator waives any objection to service of process, jurisdiction, venue, or convenience of the forum in Miami, Dade County, Florida, U.S.A. In the alternative and if first elected by one of the parties, any dispute, controversy or claim arising under, out of, in connection with or in relation to this Agreement, or the breach, termination, validity or enforceability of any provision thereof (a “Dispute”), if not resolved informally through negotiation between the parties, will be submitted to non-binding mediation. The parties will mutually determine who the mediator will be from a list of mediators obtained from the American Arbitration Association office located in the city determined as set forth below in this Paragraph (the “AAA”). If the parties are unable to agree on the mediator, the mediator will be selected by the AAA. If any Dispute is not resolved through mediation, it will be resolved by final and binding arbitration conducted in accordance with and subject to the Commercial Arbitration Rules of the AAA then applicable. One arbitrator will be selected by the Parties’ mutual agreement or, failing that, by the AAA, and the arbitrator will allow such discovery as is appropriate, consistent with the purposes of arbitration in accomplishing fair, speedy and cost effective resolution of disputes. The arbitrator will reference the rules of evidence of the Federal Rules of Civil Procedure then in effect in setting the scope of discovery, except that no requests for admissions will be permitted and interrogatories will be limited to identifying (a) persons with knowledge of relevant facts and (b) expert witnesses and their opinions and the bases thereof. The Arbitration Award shall be final and not subject to appeal. Judgment upon the Arbitration Award rendered in any such arbitration may be entered in any court having jurisdiction thereof. Any negotiation, mediation or arbitration conducted pursuant to this Paragraph will take place in Miami, Florida.

(i)  Each of the signatories to this Agreement represent, warrant and covenant to the each of the other Shareholders and the Company that they have not signed any other document, have not made any other arrangement (oral or written legal or beneficial), and are not bound by any other document and will not sign any other document (of any kind whatsoever) that conflicts with this Agreement and the obligations under this Agreement.

(j)  This Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument. This Agreement may be signed by fax and the signature by any party to this Agreement conveyed by fax to the other parties shall be deemed to be an original and be legally binding upon all parties.

IN WITNESS WHEREOF, the parties hereto have executed this binding Agreement as of the day and year first above written.

WITNESSES:	Rentar Logic, Inc., a Delaware corporation

/s/ Richard Hersh	By:	/s/ Joel Ratner
Authorized Representative
/s/ Richard Warner

/s/ Richard Hersh	By:	/s/ Frank Reilly
Shareholder: NuState Energy Holdings, Inc.
/s/ Richard Warner	By:	Frank Reilly

/s/ Richard Hersh	By:	/s/ Joel Ratner
Shareholder: Rentar Environmental Solutions, Inc.
/s/ Richard Warner	By:	Joel Ratner

SCHEDULE A

Schedule of Shareholders of Rentar Logic, Inc.

NAME OF SHAREHOLDER	% OF STOCK	NUMBER OF SHARES OF STOCK	ADDRESS

Rentar Environmental Solutions, Inc.	51%	510	11586 Pierson Road Wellington, FL 33414

NuState Energy Holdings, Inc.	49%	490	c/o James M. Schneider, Esq. Schneider Weinberger & Beilly LLP 2200 Corporate Blvd. NW, Ste 210 Boca Raton, FL 33431

TOTAL	100%	1,000